                      FORM OF INVESTMENT ADVISORY AGREEMENT

        AGREEMENT, dated as of May 1, 1999, by and between EQ Financial Consultants, Inc., a Delaware corporation (the "Manager"), and Capital Guardian Trust Company, a California corporation (the "Adviser").

        WHEREAS, EQ Advisors Trust (the "Trust") is registered as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act");


        WHEREAS, the Trust's shareholders are and will be separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts under which income, gains, and losses, whether or not realized, from assets allocated to such accounts are, in accordance with such policies and contracts, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies;

        WHEREAS, the Trust is and will continue to be a series fund having two or more investment portfolios, each with its own investment objectives, policies and restrictions;

        WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act") and is the investment manager to the Trust;

        WHEREAS, the Adviser is a bank under Section 202(a)(2) of the Advisers Act and is therefore exempt under the Advisers Act from the registration and annual Form ADV filing requirements for investment advisers;

        WHEREAS, the Investment Company Act prohibits any person from acting as an investment adviser to a registered investment company except pursuant to a written contract; and

        WHEREAS, the Board of Directors of the Trust and the Manager desire that the Manager retain the Adviser to render investment advisory services to the portfolios to be known as Capital Guardian Research Portfolio, Capital Guardian U.S. Equities Portfolio and Capital Guardian International Equities Portfolio (each such portfolio being hereinafter referred to individually and collectively as the "Portfolio", as the context may require) in the manner and on the terms hereinafter set forth, which Portfolio is more particularly described in Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A for the Trust filed with the Securities and Exchange Commission (the "SEC") on February 16. 1999;

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

        NOW, THEREFORE, the Manager and the Adviser agree as follows:

1.      APPOINTMENT OF ADVISER

        The Manager hereby appoints the Adviser to act as investment adviser for the Portfolio, subject to the supervision and control of the Manager and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. The Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Manager in any way or otherwise be deemed an agent of the Trust or the Manager except as expressly authorized in this Agreement or another writing by the Trust, the Manager and the Adviser.

2.      SERVICES TO BE RENDERED BY THE ADVISER TO THE TRUST

        A. As investment adviser to the Portfolio, the Adviser will manage the investment and reinvestment of the assets of the Portfolio and determine the composition of the assets of the Portfolio, subject always to the supervision and control of the Manager and the Trustees of the Trust.

        B. As part of the services it will provide hereunder, the Adviser will:

               (i) obtain and evaluate pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Portfolio or are under consideration for inclusion in the Portfolio;

               (ii) formulate and implement a continuous investment program for the Portfolio;

               (iii) take whatever steps are necessary to implement the investment program for the Portfolio by the purchase and sale of securities and other investments, including the placing of orders for such purchases and sales;

               (iv) keep the Trustees of the Trust and the Manager fully informed on an ongoing basis of all facts concerning the investment and reinvestment of the assets in the Portfolio, the Adviser and its personnel and operations which the Adviser determines in its reasonable judgment to be material, make regular and special written reports of such additional information concerning the Portfolio as may reasonably be requested from time to time by the Manager or the Trustees of the Trust and attend meetings with the Manager and/or the Trustees, as reasonably requested, to discuss the foregoing,

               (v) provide pricing information to the Trust to assist the Trust in making determinations of the fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating the

        Portfolio's net asset value in accordance with procedures and methods established by the Trustees of the Trust;

               (vi) provide relevant investment results information (in composite form) about accounts the Adviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Adviser in managing the Portfolio which may be reasonably necessary, under applicable laws, to allow the Portfolio or its agent to present information concerning the Adviser's prior performance (1) in the Trust Prospectus and SAI (as hereinafter defined) and (2) with the prior review and consent of the Adviser which shall not be unreasonably withheld, in any permissible reports and materials prepared by the Portfolio or its agent. It is understood that in providing the above composites, the Adviser shall have no duty to prepare such composites in a manner that meets SEC or other applicable disclosure requirements which are solely the responsibility of the Manager; and

               (vii) cooperate with and provide reasonable assistance to the Manager, the Trust administrator, the Trust's custodian and foreign custodians, the Trust's transfer agent and pricing agents and all other agents and representatives of the Trust and the Manager, provide such information with respect to the Portfolios as they may reasonably request from time to time in the performance of their obligations to the Trust and the Manager, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information.

        C. In furnishing services hereunder, the Adviser shall be subject to, and shall perform in accordance with, but only to the extent the same reasonably relates to the Portfolios and are consistent with the scope of the Adviser's obligations as reasonably contemplated in the other provisions of this Agreement, (1) the Trust's Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (the "Trust Declaration"), (2) the By-Laws of the Trust , as the same may be hereafter modified and/or amended from time to time (the "By-Laws"), (3) the currently effective Prospectus and Statement of Additional Information of the Trust filed with the SEC, as the same may be hereafter modified, amended and/or supplemented (the "Prospectus and SAI"), (4) the Investment Company Act, with the requirements applicable to both regulated investment companies and segregated asset accounts under Subchapters M and L of the Internal Revenue Code of 1986, as amended, (5) all other applicable state and federal securities and other laws, (6) all regulations with respect to the foregoing, (7) the Trust's Compliance Manual and other policies and procedures adopted from time to time by the Board of Trustees of the Trust and (8) the written instructions of the Manager.

        D. The Adviser, at its expense, will furnish: (i) all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the Adviser's duties under this Agreement.

        E. The Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. The Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Adviser is directed at all times to seek to execute brokerage transactions for the Portfolio in accordance with such policies or practices as may be established by the Board of Trustees and described in the Trust's Prospectus and SAI, subject to the Adviser seeking to obtain best execution. In placing orders for the purchase or sale of investments for the Portfolio, in the name of the Portfolio or its nominees, the Adviser shall use its best efforts to obtain for the Portfolio the most favorable price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

        F. Subject to the appropriate policies and procedures approved by the Board of Trustees, the Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, cause the Portfolio to pay a broker or dealer that provides brokerage or research services to the Manager, the Adviser, and the Portfolio an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Adviser's overall responsibilities to the Portfolio or its other advisory clients. To the extent authorized by said Section 28(e) and the Trust's Board of Trustees, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. In addition, subject to seeking the most favorable price and best execution available, the Adviser may also consider sales of shares of the Trust as a factor in the selection of brokers and dealers.

        G. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Adviser, the Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.

        H. The Adviser will maintain all accounts, books and records with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and the rules thereunder and shall file with the

SEC all forms pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, with respect to the discretionary management of the assets of the Portfolio.

3.      COMPENSATION OF ADVISER

        The Manager will pay the Adviser an advisory fee with respect to the Portfolio on a quarterly basis in arrears at the annual rate specified in Appendix A to this Agreement. The advisory fee due and payable hereunder on account of any day shall be calculated by multiplying the net asset value of the Portfolio at the close of the immediately preceding business day (as defined in the Prospectus and SAI) by the annual rate specified in Appendix A and dividing the result by the number of days in the year. The advisory fee due and payable hereunder on account of the days in any calendar quarter shall be due and payable within ten (10) business days following the end of such calendar quarter.

4.      LIABILITY AND INDEMNIFICATION

        (a) Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Manager or the Trust as a result of any error of judgment or mistake of law by the Adviser with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Trust, the Manager, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933) (collectively, the "Manager Indemnitees") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnities may become subject under the Securities Act of 1933, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (a) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any if its duties or obligations hereunder or (b) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Manager or the Trust by an Adviser Indemnitee (as defined below) for use therein.

        (b) Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Manager and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser as a result of any error of judgment or mistake of law by the Manager with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Manager for, and the Manager shall indemnify and hold harmless the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933) (collectively, the "Adviser Indemnitees") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnities may become subject under the Securities Act of 1933, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (a) any willful misconduct, bad faith, reckless disregard or gross negligence of the Manager in the performance of any if its duties or obligations hereunder or (b) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Manager which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Manager or the Trust by an Adviser Indemnitee for use therein.

5.      NON-EXCLUSIVITY

        The services of the Adviser to the Portfolio and the Trust are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

6.      SUPPLEMENTAL ARRANGEMENTS

        The Adviser may from time to time employ or associate with itself any person it believes to be particularly fitted to assist it in providing the services to be performed by the Adviser hereunder, provided that no such person shall perform any services with respect to the Portfolio which would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons such be the sole responsibility of the Advisor, and neither the Manager nor the Trust shall have any obligations with respect thereto.

7.      REGULATION

        The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

8.      RECORDS

        The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Trust by the Adviser, upon request, free from any claim or retention of rights therein. The Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities.

9.      DURATION OF AGREEMENT

        This Agreement shall become effective with respect to the Portfolio on the date hereof. This Agreement shall be for a period of two years and shall continue from year to year thereafter but only so long as each such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees and by the vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) ("Independent Trustees") of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

10.     TERMINATION OF AGREEMENT

        This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty (60) day's written notice to the Manager and the Adviser, or by the Manager or Adviser on sixty (60) day's written notice to the Trust and the other party. This Agreement will automatically terminate, effective upon notice to the Adviser, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Investment Management Agreement between the Manager and the Trust is assigned or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

11.     PROVISION OF CERTAIN INFORMATION BY ADVISER

        The Adviser will promptly notify the Manager in writing of the occurrence of any of the following events:

        A. the Adviser fails to be a bank under Section 202(a)(2) of the Advisers Act or ceases to be exempt under the Advisers Act from the registration and annual Form ADV filing requirements for investment advisers;


        B. the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which the Trust is a member of the plaintiff class by reason of the Portfolio's ownership of shares in the defendant); and/or

        C. the chief executive officer or controlling stockholder of the Adviser or the portfolio managers of the Portfolio changes or there is otherwise an actual change in control or a material change in management of the Adviser.

12.     USE OF ADVISER'S NAME

        The parties agree that the name "Capital Guardian Trust Company", the names of the Adviser's affiliates within The Capital Group Companies, Inc., and any derivative or logo or trademark or service mark or trade name (including, but not limited to, the American Funds Group of mutual funds) are the valuable property of the Adviser and its affiliates. The Manager and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect. The Adviser hereby consents to the names "Capital Guardian Research Portfolio", "Capital Guardian U.S. Equity Portfolio" and "Capital Guardian International Portfolio" as, respectively, the designated name of each Portfolio.

        Upon termination of this Agreement, the Manager and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Manager and the Trust agree that they will review with the Adviser any advertisement, sales literature, or notice prior to its use that makes reference to the Adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Adviser may review the context in which it is referred to, it being agreed that the Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the 1940 Act or other applicable laws and regulations. If the Manager or the Trust makes any unauthorized use of the Adviser's name(s), derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Adviser shall suffer irreparable harm for which monetary damages are inadequate and thus, the Adviser shall be entitled to injunctive relief.

13.     YEAR 2000 PREPAREDNESS

        The Adviser warrants and represents that the Adviser has adopted a written plan for Year 2000 compliance for the correct operation of the Adviser's computer systems before, during and after December 31, 1999 (the "Plan"), that the Plan provides for the identification, testing and, where appropriate, upgrading of the Adviser's computer systems, in accordance with reasonable industry standards, so that both the Adviser's computer systems and their interfaces with third party computer systems are designed to function accurately and without interruption before, during and after December 31, 1999 and that the Adviser is actively in the process of implementing the Plan and presently has no reason to believe that the Adviser's computer systems and their interfaces with third party computer systems will not be able to function accurately and without interruption before, during and after such date. The Adviser will continue to implement the Plan in a timely and efficient manner and will notify the Manager and the Trust of any Year 2000 compliance problems and the nature thereof on or before September 1, 1999 if the Adviser determines that it is not or is not likely that its computer systems and interfaces with third party systems will operate correctly before, during and after December 31, 1999. The failure of any of the Adviser's computer systems and/or any interfaces with third party computer systems to operate correctly before, during and after December 31, 1999 shall not be deemed to be a force majeure event or provide a defense to performance hereunder.

14.     REPRESENTATIONS

        (a) The Manager hereby warrants and represents to the Adviser that (a) it has obtained all applicable licenses, permits, registrations and approvals that may be required in order to serve in its designated capacities with respect to the Portfolio, and shall continue to keep current such licenses, permits, registrations and approvals for so long as this Agreement is in effect; (b) it is not prohibited by the 1940 Act or other applicable laws and regulations from performing the services contemplated by this Agreement; (c) it will immediately notify the Adviser of the occurrence of any event that would disqualify it from serving in its designated capacities with respect to the Portfolio; and (d) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Manager and is a valid and binding agreement of the Manager enforceable in accordance with its terms.

        (b) The Adviser hereby warrants and represents to the Manager that (a) it is a bank under Section 202(a)(2) of the Advisers Act and is exempt under the Advisers Act from the registration and annual Form ADV filing requirements for investment advisers, (b) it has obtained all applicable licenses, permits, registrations and approvals that may be required in order to serve in its designated capacities with respect to the Portfolio, and shall continue to keep current such licenses, permits, registrations and approvals for so long as this Agreement is in effect; (c) it is not prohibited by the 1940 Act or other applicable laws and regulations from performing the services contemplated by this Agreement; (d) it will immediately notify the Manager of the occurrence of any event that would disqualify it from serving in its designated capacities with respect to the Portfolio; and (e) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Adviser and is a valid and binding agreement of the Adviser enforceable in accordance with its terms.

15.     AMENDMENTS TO THE AGREEMENT

        Any amendments to this Agreement must be in writing and signed by both the Manager and the Adviser. Further, except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the Securities and Exchange Commission ("SEC"), this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Portfolio (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Portfolio affected by the amendment or all the portfolios of the Trust.

16.     ENTIRE AGREEMENT

        This Agreement contains the entire understanding and agreement of the parties with respect to the Portfolio.

17.     HEADINGS

        The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

18.     NOTICES

        All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of each applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. The specific person to whom notice shall be provided for each party will be specified in writing to the other party. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

19.     SEVERABILITY

        Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

20.     GOVERNING LAW

        The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

21.     INTERPETATION

        Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested persons," "assignment," and "affiliated persons," as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

   EQ FINANCIAL CONSULTANTS,                    CAPITAL GUARDIAN TRUST
         INC.                                      COMPANY


   By:                                          By:
      -----------------------------                -----------------------------
      Peter D. Noris                               Name
      Executive Vice President                     Title:

                                   APPENDIX A
                                       To
                          INVESTMENT ADVISORY AGREEMENT
                                      With
                         CAPITAL GUARDIAN TRUST COMPANY

Portfolio                                Annual Advisory Fee


Capital Guardian Research              .50% of the Portfolio's daily net assets
  Portfolio                            up to and including $150 million; .45% of
                                       the Portfolio's daily net assets over
                                       $150 million and up to and including $300 million; .35% of the Portfolio's daily net assets over $300 million and up to and including $500 million; and .30% of the Portfolio's daily net assets in excess of $500 million.

Capital Guardian U.S. Equities         .50% of the Portfolio's daily net assets
  Portfolio                            up to and including $150 million; .45% of
                                       the Portfolio's daily net assets over
                                       $150 million and up to and including $300 million; .35% of the Portfolio's daily net assets over $300 million and up to and including $500 million; and .30% of the Portfolio's daily net assets in excess of $500 million.

Capital Guardian International         .65% of the Portfolio's daily net assets
  Equities Portfolio                   up to and including $150 million; .55% of
                                       the Portfolio's daily net assets over
                                       $150 million and up to and including $300 million; .45% of the Portfolio's daily net assets over $300 million and up to and including $500 million; and .40% of the Portfolio's daily net assets in excess of $500 million.